Scottish Re Group Limited Comments on Rating Agency Actions
Company Release - 08/01/2006 05:00

HAMILTON, Bermuda, Aug. 1 /PRNewswire-FirstCall/ -- Scottish Re Group Limited (NYSE: SCT) today issued the following statement in response to ratings actions taken by A.M. Best Co., Fitch Ratings, Moody's Investor Service, and Standard & Poor's Rating Services.

"While we are disappointed by the ratings actions taken by the agencies yesterday, we would like to reassure our clients, investors and creditors that we do not face any near-term liquidity or solvency issues. All of our regulated entities are capitalized well in excess of their minimum required levels. Given our currently available liquidity, we are confident in our ability to meet our obligations with regards to the $115 million outstanding 4.5% convertible notes that are puttable to us at par on December 6, 2006. It should also be noted that we are not in violation of any of the covenants associated with our outstanding debt and convertible securities or back-up liquidity lines. We have made a concerted effort during the past 36 months to negotiate new business without ratings triggers and have negotiated such terms out of older treaties. Any treaties with rating triggers represent a de minimus amount of our in-force business. We will provide additional details regarding each of these items during our earnings call scheduled for Friday, August 4th at 8.30am EDT."

About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland, Grand Cayman, and Windsor, England. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc., Scottish Re Limited, and Scottish Re Life Corporation. Scottish Re Capital Markets, Inc., a member of Scottish Re Group Limited, is a registered broker dealer that specializes in securitization of life insurance assets and liabilities. Additional information about Scottish Re Group Limited can be obtained from its Web site, http://www.scottishre.com.

Certain statements included herein are "forward-looking statements" within the meaning of the federal securities laws. The management of Scottish Re Group Limited (the "Company") cautions that forward-looking statements are not guarantees and actual results could differ materially from those expressed or implied in the forward-looking statements. Important events that could cause the actual results of operations or financial condition of the Company to differ include, but are not necessarily limited to, the Company's ability to attract clients and generate business; the competitive environment; the Company's ability to underwrite business; performance of outside service providers; mortality risk; surrender risk; investment risk (including asset value risk, reinvestment risk and disintermediation risk); the impact of unforeseen economic changes (such as changes in interest rates, currency exchange rate, inflation rates, recession and other external economic factors); the impact of terrorist activities on the economy, the insurance and related industries in general and the Company in particular; regulatory changes (such as changes in U.S. tax law and insurance regulation which directly affect the competitive environment for the Company's products); rating agency policies and practices; and loss of key executives. Investors are also directed to consider the risks and


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uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

Contact:

Steven Lipin or Sarah Lubman, Brunswick Group

212-333-3810

SOURCE Scottish Re Group Limited

Contact: Steven Lipin or Sarah Lubman, both of the Brunswick Group, +1-212-333-3810